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                                                      EXHIBIT 6



                              February 22, 1996


Board of Directors
John Hancock Variable Life Insurance Company

Members of the Board:

This opinion is furnished in connection with the filing of this Post-Effective Amendment to the Registration Statement on Form S-6 by John Hancock Variable Life Insurance Company (JHVLICO) under the Securities Act of 1933, as amended, with respect to the flexible premium variable life insurance policy under which amounts will be allocated by JHVLICO to one or more of the subaccounts of John Hancock Variable Life Account U ("Account"). The flexible premium policy is described in the prospectus indicated in the amended Registration Statement.

The policy form was prepared under my direction, and I am familiar with the amended Registration Statement and exhibits thereto. In my opinion:

1. Except to the extent that exemptive relief is applicable, the "sales load", as defined in paragraph (c)(4) of Rule 6e-3(T) under the Investment Company Act of 1940, will not exceed 9 per centum of the "payments" (as defined in the first sentence of paragraph (c)(7) of the (Rule) equal to the sum of the guideline annual premiums (as defined in paragraph (c)(8) of the Rule) that would be paid during the period equal to the lesser of 20 years or the anticipated life expectancy of the insured named in the policy based on the 1980 Commissioners Standard Ordinary Mortality Tables. The sales load on payments made in excess of such sum will not exceed 9%. Sales loads in excess of (1) 30% of payments made which are less than or equal to one guideline annual premium, plus (2) 10% of payments greater than one but not greater than two guideline annual premiums, plus (3) 9% of payments in excess of two guideline annual premiums, will be refunded if the policy is surrendered during the first twenty-four months after issue.
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2.   Except to the extent that exemptive relief is applicable, the proportionate amount of sales load deducted from any payment during the policy period will not exceed the proportionate amount deducted from any prior payment during the policy period, unless an increase is caused by a reduction in the annual cost of insurance.

3. The illustration of death benefit, account value, surrender value, and accumulated premiums shown in the appendix of the flexible premium prospectus included in the amended Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the policy. Such assumptions, including the current cost of insurance rates and other charges, are reasonable. The policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to a prospective purchaser of a Policy for a standard risk male nonsmoker age 35, than to a prospective purchaser of a policy for a male at other ages or in another risk classification or for a female nor have the particular examples set forth in the illustrations been selected for the purpose of making this relationship appear more favorable.

 4. The charge for federal taxes that is imposed under the policy is reasonable in relation to JHVLICO's increased tax burden under Section 848 of the Internal Revenue Code of 1986, resulting from JHVLICO's receipt of such premiums. The cost to JHVLICO of capital used to satisfy its increased tax burden under Section 848 is, in essence, JHVLICO's targeted rate of return. The targeted rate of return is reasonable and the factors taken into account by JHVLICO in determining such targeted rate of return are appropriate factors to consider.

 I hereby consent to the filing of this opinion as an exhibit to the amended Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the prospectus contained in the Registration Statement.

                                 /s/ Randi M. Sterrn
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                                  Randi M. Sterrn, FSA
                                  Senior Associate Actuary